[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

[*] PROSPECT PARTICIPATION AGREEMENT

THIS AGREEMENT made and entered into this 4th day of June, 2009, by and between

ARCHER EXPLORATION, INC.
1701 Westwind Dr. Suite #125
Bakersfield, CA 93301

A Nevada corporation, hereinafter called “Operator”, and

AMERICAN PETRO-HUNTER, INC.
1694 Falmouth Road, Suite 123
Centerville, MA  02632

A Massachusetts corporation, hereinafter called “Participant”

WITNESSETH:

WHEREAS Archer has acquired all right, title and interest to the [*] Prospect (the Prospect”) and the land, geological and geophysical information and data used to develop the concept of the Prospect. In addition, Archer is the owner of oil and gas leases (hereinafter referred to as “said leases”) totaling 638 net acres, as more fully described in Exhibit “A-4” to Exhibit “C” of this Agreement covering and embracing the lands (hereinafter referred to as “said lands”) in the Area of Mutual Interest (hereinafter referred to as the ”AMI”), shown on the attached Exhibit “A” and described as follows:

[*]

Pursuant to this Participation Agreement, Archer will make a portion of its interest in the [*] Prospect available to the Participants.  Each Participant shall be obligated to pay its proportional share of the acquisition costs, including the anticipated oil and gas lease acquisition costs, together with the drilling and completing costs of the Test Well provided for in the attached Operating Agreement; estimates of these costs are set out in the “Authorization For Expenditure” attached hereto as Exhibit “B” in this Participation Agreement.

WHEREAS Participant desires to earn an assignment of Twenty-Five Percent of One Hundred Percent (25% of 100%) Archer’s leasehold working interest in said lands and the AMI for the consideration of $142,000.00, on conditions hereinafter set forth:

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

1. For the purposes of this Agreement, the following definitions and/or interpretations shall apply:

(a)  Initial Test Well is a well drilled to sufficient depth to test for the presence of oil or gas on a given property within the AMI.

(b)  A Completed Well is a well which has been fully equipped for the taking of production, through and including the tanks for an oil well and through and including the Christmas tree for gas.

(c)  Paying quantities means a quantity (in the judgment of a reasonable and prudent operator) of oil, gas (including any gaseous hydrocarbons produced with oil) and/or gas (including any liquid hydrocarbons produced with gas) sufficient to repay, with a reasonable profit, the cost and expense of operating the well.

(d)  Contract depth is a depth sufficient to fully test the [*], whichever is first encountered.  This depth is an estimated distance, which will be actually determined based on results of the seismic study to be conducted per Section 2 below.

(e)  A Dry Hole is a well drilled to contract depth that is plugged and abandoned as being incapable of commercial production.

(f)  Term of Agreement is as long as operations are being conducted on the leased lands or until terminated under a provision of this Agreement.

(g)  Net Revenue is that revenue derived from the sale of hydrocarbons from the oil/gas well after costs associated with the production of the same as described in the COPAS Agreement, which is attached to the Operating Agreement, have been deducted.

(h)  Seismic Survey shall mean the acquisition of additional Seismic Data over the Prospect area, either 2D or 3D as determined by Operator, and the processing of the data acquired.

(i)  Prospect is the land, geological and geophysical information and data used to develop the concept to locate and extract hydrocarbons from the lands within an A M I.

(j)  Earning shall mean that the Participant has paid its entry fee and pro rata share of all costs of the operations in connection with the Prospect up to and including the completion of the initial Test Well.

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(k)  Participant assignment of Interest shall mean any action or attempted action by Participant that would or could result in a change in the name of the entity holding title to or exercising control over Participant’s right, title or interest in and to the Prospect.  Further, any action resulting in a change of ownership, or control of ownership of Participant, including but not limited to a change from private to public ownership, shall be deemed an assignment or attempt to assign, as contemplated under this Agreement.

2.  Participant hereby agrees to (i) pay for, acquire, assume and be responsible for its undivided share of Archer’s rights, interests and obligations under and pursuant to the acquisition and operation of the Prospect and (ii) abide and be bound by each and all of the terms and provisions of any oil and gas leases, acquired by Archer, the costs thereof and (iii) the exploration and development costs of the [*] Prospect, including seismic study and the drilling and testing of the initial Test Well on said prospect.  In general, each Participant will be responsible for their pro rata share of the cost of the Prospect, which shall include the completion of the initial Test Well, and will thereby earn and own an undivided working interest in the applicable leases proportionate to their participation interest hereunder, that being Twenty-Five Percent of One Hundred Percent (25% of 100%) of the Working Interest.

By the consideration tendered with this Agreement, Participant shall be deemed to have paid its pro rata share of all fees and costs of the Prospect, including land acquisition and seismic, up to the drilling of the Initial Test Well.  Not included in this amount are delay rental payments for leases previously acquired or the cost of drilling and completing the Initial Test Well.  Cash calls may be made by Operator from time to time for delay rental payments.

Operator will issue a cash call for Participant’s pro rata share of the cost of drilling the Initial Test Well sufficiently in advance of the drilling of the Initial Test Well to insure that all funds are collected by Operator prior to the signing of a drilling contract for drilling rig.  Additional cash calls in connection with the drilling and completion of the Initial Test Well shall be made as set forth in this Agreement and in the Operating Agreement, as appropriate.

3.  Pursuant to this Participation Agreement and the Operating Agreement attached hereto as Exhibit “C”, Archer, or its assigns, shall serve as Operator for the Prospect.  All operations will be conducted under the terms and conditions of the said Participation Agreement, or the Operating Agreement which names Archer, or its assigns, as Operator, as appropriate.  Except as provided for in Paragraph 4 below, each Participant(s) hereunder agrees to abide by the decision of the majority in interest of Participants as to all elections under the Operating Agreement.

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4. Commencing with the signing of this Participation Agreement, Operator shall perform such tasks necessary to develop the Prospect with the goal of drilling and completing the Initial Test Well for the production of Hydrocarbons from the lands in the AMI.  Participant and Operator agree to the terms and conditions of Section 5 below, which specifies how the duties are to be performed by Operator prior to the commencement of actual drilling operations.  Nothing in this Agreement precludes the cessation of all activities in connection with this Prospect in the event that the Operator’s recommendation drawn from the Seismic Study results in the agreement of Participant and Operator that the Initial Test Well will not produce hydrocarbons in paying quantities.  In which case, the Participant will be deemed not to have earned and the Parties to this Agreement shall have no further obligations to each other.  Participant understands that Operator’s recommendation is only its best assessment of the Seismic Data and is no guarantee of the presence or absence of hydrocarbons under the leased lands.

All AFEs and elections attached thereto are due and payable at the Office of Operator, no later than close of business on the fifteenth (15th) calendar day following the Participant(s) receipt of the AFE.  If that date falls on a Saturday, Sunday, or recognized holiday, the next calendar day will be used, unless there is a rig on site, in which case Participant has twenty-four (24) hours to notify Operator of its election.  Participant(s) agrees to pay its pro rata share of costs on a given AFE, even if the total cost exceeds that shown on the AFE.  Failure to timely pay ANY AFE shall be deemed to be an election not to participate in the [*] Prospect.

Subsequent to earning, Participant(s) shall have the right to independently exercise its “non-consent” rights, under the terms and conditions set forth in the Operating Agreement with respect to any operation for which Particpant(s) has the right to exercise non-consent rights under the Operating Agreement.  Upon proposing or receipt of a proposal under the provisions of Articles VI, Paragraph B., 1., of the Operating Agreement, Operator shall immediately give the written notice set forth in said Article VI, Paragraph B., 1., of the Operating Agreement to the Participant hereunder.  The Participant shall have fifteen (15) days within which to notify Operator whether or not they wish to participate in the cost of the proposed operation, unless there is a rig on site, in which case Participant shall have twenty-four (24) hours to notify Operator of its election.  Failure to timely notify Operator of its election shall constitute an election not to proceed in accordance with the proposed operation but to go “Non-Consent” per the terms of Article VI, Paragraph B., 2. of the Operating Agreement.  Any Participant electing not to participate pursuant to this non-consent provision shall suffer forfeiture of any and all right, title and interest in the [*] Prospect.  If a Participant goes non-consent on any operation subsequent to hook-up of the Initial Test Well, it shall retain the interest previously earned.

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Notwithstanding any other provision of this Agreement, in no event shall the Participant be entitled to participate on a “non-consent” basis with respect to the Initial Test Well as set forth in the AFE and in Article VI, of the Operating Agreement or any subsequent operations.

Any election, by Participant, not to participate prior to earning, whether by formal notice or by failure to elect and/or to timely pay, shall result in the forfeiture of any and all of Participant’s right title and interest in the [*] Prospect.

5. Operator’s duties shall be:

(a) to conduct a Seismic Survey of the AMI and sufficient surrounding property to allow the gathering of seismic data.

(b) to conduct a study of the Seismic Data and issue a report of its findings to the Participant.

(c) to report to Participant a recommendation as to the suitability of the Prospect for the drilling of a Test Well, the location and depth of same.

(d) to continue Leasing Program for the acquisition of remaining un-leased acreage within the AMI.

(e) to maintain leases held and acquired by paying rentals and extending terms, where necessary.  During the term of this Agreement the Operator shall keep the said leases free and clear from all liens.

(f) to issue AFEs and Cash Calls to fund operations.

(g) to drill, with Particpant’s participation, the Initial Test Well on lands within the AMI.

(h) to operate the production of any hydrocarbons found on the Leased Lands from the Initial Test Well and/or any follow up wells under the terms and provisions of the Joint Operating Agreement.

6.
    (a) If it is determined by Operator, based upon its analysis of the Seismic Data, that there is a probability of the Initial Test Well producing in paying quantities, Operator shall commence the actual drilling of a test well on the described leased land on or before June 30th, 2010, or a date mutually acceptable to both parties, at a location mutually acceptable between Operator and Participant, initially presumed to be located in [*].  Should Operator and Participant disagree, Participant shall not unreasonably withhold its consent to Operator’s proposal.  Thereafter Operator shall diligently and continuously prosecute the drilling of said test well in a proper and workmanlike manner to contract depth.  Operator shall furnish Participant with copies of daily drilling reports as well as copies of all logs.  Participant shall have on-site access to all operations on the subject lands. Participant’s access shall be at its sole risk.

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(b) In the event any well provided for herein is lost for any reason prior to being drilled to contract depth, or Operator has encountered during the drilling of any well mechanical difficulty or formation or condition which would render further drilling impractical or impossible, Operator shall plug and abandon such well and thereafter commence a substitute well at a mutually agreed location within forty-five (45) days after cessation of Operators drilling operations in the prior well, or at a time mutually agreed between Operator and Participant.  In the event of a disagreement, Participant shall not unreasonably withhold its consent in these matters. Any substitute well drilled hereunder shall be drilled subject to the same terms and conditions and to the same depth as provided for the well so lost or abandoned.  Any reference herein or hereafter made to the test well shall be deemed to be a reference to any substitute well or wells which may be drilled there for.

(c) In the event the test well, or substitute well there for is abandoned after reaching contract depth due to the well being incapable of producing oil and/or gas in paying quantities, Operator shall have the right to commence a second test well within ninety (90) days after abandonment of the test well, or at a time mutually agreed between the Operator and Participant, at a location mutually acceptable between Operator and Participant.  In the event of a disagreement, Participant shall not unreasonably withhold its consent in these matters.  Once consent (election to participate) is given, Operator shall diligently and continuously prosecute the drilling of the second test well in a proper and workmanlike manner to contract depth and complete said test well within 45 days from the date of commencement.

(d) By the performance of the covenants and conditions hereof and upon completion of the test well as a producer of oil and/or gas in paying quantities and in accordance with the terms and conditions hereof, Participant shall earn and receive within fifteen (15) days thereof an interest in said lands as follows:

(1) An assignment of Twenty-Five percent of One Hundred Percent (25% of 100%) of Archer’s working interest in the AMI.  The assignment to Participant from Operator shall be subject to an overriding royalty being the difference between lessor royalty and twenty five percent (25.0%).  Archer covenants and agrees to deliver to Operator no less than a seventy-five percent (75.0%) net revenue interest.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

(2)  In addition, any new leasehold interest acquired within the AMI during the term hereof by Operator shall be subject to said overriding royalty interest reserved by Operator, being the difference between lessor royalty and twenty five percent (25.0%). All information acquired in the drilling of any well by Operator in the AMI shall be furnished to Participant(s) in a timely manner and at no cost to Participant(s).
(3)  Within three-hundred and sixty-five (365) days from and after the date of the commencement of production of oil or gas in paying quantities in the test well, or at a time mutually agreed between the
Operator and Participant(s), Operator shall have the right to commence drilling operations of the next well.  Operations for drilling of each successor well thereafter may commence within three-hundred and sixty-five (365) days from and after the cessation of drilling operations in the preceding well, or at a time mutually agreed between the Operator and Participant(s), until the leased land has been fully developed.  As used in this paragraph, the term “cessation of drilling operations” shall not include a temporary stoppage of drilling operations in the same well, nor to a stoppage of longer duration for such purposes where such stoppage is approved in writing by Operator.  In the event of a disagreement, Participant(s) shall not unreasonably withhold its consent in these matters.  This Section of the Participation Agreement is subject to the terms and conditions of the Leases held in the AMI.  In the case of any conflict between the two, the requirements of the Leases shall prevail.

7.  Operator shall have the right to contract out for services and assign duties to qualified entities in the performance of its obligations under this Agreement.

8.  Participant shall be responsible for the timely payment of its proportionate share of any and all expenses in connection with the Prospect, including but not limited to the drilling and completion of the Initial Test Well.

9.  Each party hereto shall be liable and responsible for and shall indemnify and hold the other harmless (including costs and attorney’s fees) from and against any claim or actions following injury to, illness or death of any person and any loss or damage to any property occurring in connection with the performance or non-performance of this agreement only to the extent of its own negligence and that of its agents, servants, employees and contractors.

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10. The Initial Test Well shall be drilled subject to the terms and conditions of the geological requirements set forth in Exhibit “A-2“ to the Operating Agreement, which is attached hereto and made a part hereof.

11. All operations on the leased lands within the AMI shall be governed by a mutually acceptable Operating Agreement with, among other attachments, a COPAS Accounting Procedure. The said Operating Agreement and Accounting Procedure is attached hereto as Exhibit ”C”.  For the purpose of determining Operator’s reimbursable costs and expenses for any well in which Operator retains a working interest, the said COPAS Accounting Procedure, as herein modified, shall control.  In the event of a conflict between the provisions of the Operating Agreement and/or the Accounting Procedure and this Agreement, the terms of the latter shall control.

12. If any well is completed as a producer of oil and/or gas in paying quantities, Operator shall furnish to Participant(s), within ninety (90) days after the date of completion, an itemized statement of the cost of drilling, testing, completing and equipping the well, together with an inventory of the material and equipment therein, thereon and used in connection therewith and Operator shall thereafter furnish Participants with a monthly itemized statement of the cost of operations and the quantities and qualities of oil, gas or other minerals which are produced from said well, together with the amount of proceeds from the sale of such production in the preceding month; such reports, together with a complete well record shall be furnished to Participants.

13. If a lease described herein covers less that a full oil and gas leasehold estate in any lands described herein under such lease, or if Operator’s interest in such lease covering any lands described herein under such lease is less than the full oil and gas leasehold estate (excluding and disregarding any applicable royalty, overriding royalty, production payment or other burden to which leasehold estate is subject), then the overriding royalty reserved out of the production from the lands in which Operator’s interest in the oil and gas lease bears to the full oil and gas leasehold estate in such land, and the interest in the well in which Operator may acquire a working interest shall be in the proportion that the oil and gas leasehold estate in such lease covering the lands described herein bears to the full oil and gas leasehold estate in said lands.

14. Each extension of any of the said leases, in whole or in part, shall maintain and continue in effect the rights and interests reserved by Operator in said leases so extended and in said lands covered thereby.  Should a renewal or new lease or leases covering the said lands, or a part of or interest in the said lands, or a part of or interest in such a lease, be acquired by Operator, or by a third party wholly or partly for Operator or Operator’s benefit, within three (3) years from the date of the expiration of the primary term of said lease, the rights and interests herein reserved by Operator shall attach and apply to each renewal or new lease, the lands described therein and estate created thereby with the same result and effect as such reserved rights and interests attach and apply to the said lease, the said lands or in the estates created by the said lease.  Should Participant, acting as Agent for the Operator, acquire any additional acreage within the AMI in addition to the 638 net acres described above, Participant shall assign said leases to Operator. Operator shall reimburse Participant(s) for all of its approved expenses related to the acquisition.  Operator shall maintain rights and interest in the additional acreage the same as in all other acreage subject to this Agreement.

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15.
The provisions of this paragraph 15 shall be applicable to all operations conducted by Operator in which Participant, as to the interest in the said lease covered by this Agreement, is participating in an operation with a working interest.

(a) Operator shall drill all wells necessary to protect the said lands from drainage through offset wells to said lease(s).

(b) If Operator should elect to abandon any well either drilled on the said lands or on said unit of production, or if any well either on the said lands or on said unit of production ceases to produce in paying quantities and if actual drilling operations for a replacement well or reworking operations are not commenced within thirty (30) days thereafter, Operator shall immediately inform Participant in writing of such fact and Participant shall have the option, to be exercised within fifteen (15) days, to reacquire free of cost the rights assigned to Operator hereunder free and clear of liens and encumbrances insofar as said rights cover and embrace the lands attributable to any such well, if Participant elects to reacquire any of said lease(s) (or any part or interest as herein provided), Participant shall also have the option to acquire any well, together with the material in and around such well then on said lands and necessary in the operation of such well at a price equal to the reasonable salvage value of said materials.  If Participant elects to take over a well, it does so with the understanding that it accepts all obligations in connection with said well, including but not limited to all abandonment costs.  Further, Participant(s) must present to Operator, at the time of notification of intent to take over a well, proof of a ”DOGGR Bond”.

(c) In the event Operator desires to surrender any of the said lease(s) as to all or any part of said lands covered thereby or to allow any of said lease(s) to terminate or expire, Operator shall notify Participant at least sixty (60) days in advance of the anniversary date specified in such lease (or the date to be surrendered, if other than the anniversary date) and Participant shall have fifteen (15) days after receipt of such notice of its election to take a reassignment of said lease as to the portion thereof to be relinquished or to be allowed either to expire or terminate. Should Participant elect to receive a reassignment, it shall be delivered by Operator not less than fifteen (15) days prior to the anniversary date of any such lease (or proposed date of surrender). Any reassignment under terms hereof shall be free of cost to Participant.

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(d) As to each well that Operator drills on the leased lands, or lands within the AMI, Operator shall notify Participant in writing of the following items:

    (1) The exact legal description of the location.
(2) The date actual drilling is commenced.
(3) The total depth drilled.
(4) The date of completion.
(5) Whether completed as a producer of oil and/or gas or as a dry hole.
(6) The date any production commences.
(7) The date any well is shut -in.
(8) The date and amount of payment of any shut-in royalty.

Such written notice shall be given to Participant within five (5) days after the occurrence of each of said items.

(e)  Should Operator commence any well which will be drilling over the end of the primary term of any of the said lease(s), Operator shall give Participant written notice of such drilling at least ten (10) days prior to the end of such primary term.

16.  Any notices given or required to be given hereunder shall be accomplished as set forth below. Operator’s address and telephone number are:

ARCHER EXPLORATION, INC.
1701 Westwind Drive, Suite 125
Bakersfield, CA 93301
(661) 631-1700

Participant’s address and telephone number are:

AMERICAN PETRO-HUNTER, INC.
1694 Falmouth Road, Suite 123
Centerville, MA  02632
(480) 626-5331

Each Participant shall promptly advise Operator, in writing, of its current address and telephone number to be used in connection with the giving of any notices hereunder.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

The time for such receiving party to give any notice in response thereto shall begin to run on the day following the date the originating notice is received, and responsive notice shall be deemed given when deposited in the United States mail or private express courier, properly addressed and with postage or charges prepaid.  Any notice or response sent by Fax with hard copy via U.S. Mail shall be deemed delivered on the date of fax transmission.
17.  Operator, prior to commencing operations for any well on the leased lands shall, conduct title work and make reasonable effort to cure any title defects found. Operator shall keep Participant advised of these efforts.  Operator shall promptly furnish Particpant(s) with copies of all title reports, abstracts and attorney’s title opinions obtained by it relating to said lease(s).  Operator and Participant shall make available to each other, any title information it may have pertaining to said lease(s).  Neither party shall be liable for the accuracy of any title information furnished pursuant to the foregoing.  Participant does not warrant title, either expressed or implied, to the said lease(s).

18.  Participant may not assign its interest or rights under this Agreement without the prior written consent of Operator.  Any change in the name of holder of the Participant(s)’ interest, change in ownership, including but not limited to a change from private to public ownership of the Participant or any other change in the status or nature of the ownership interest, shall be considered to be an assignment, or attempt to assign, under this Section 18.

19.  No party hereto shall directly or indirectly make or authorize press or public information releases announcing or concerning the Unit Area and operations hereunder, the execution of or continuation or termination of this agreement or the results of any operation conducted hereunder without approval of all parties hereto

20.  Time shall be the essence of this Agreement in all of its parts.  This Agreement may be executed in any number of counterparts, each of which shall be considered as an original for all purposes.  The terms, covenants and conditions hereof shall run in favor of and are binding upon the parties hereto, their successors and assigns, and shall run in favor of and are binding upon the parties hereto, their successors and assigns, and shall run with the said leases and lands.

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The $142,000.00 consideration shall be paid to Operator upon Participant’s execution of this Agreement.

IN WITNESS WHEREOF, Operator and Participant have hereunder caused their names to be subscribed the day and year first above written.

ARCHER EXPLORATION, INC		AMERICAN PETRO-HUNTER, INC.

By:	/s/ John W. Howe	By:	/s/ Robert B. McIntosh
	John W. Howe - President		Robert B. McIntosh - President
	Date:6/4/09		Date:6/4/09

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

 Exhibit A
Property Map

[*]

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Exhibit B
Authority for Expenditure

[*]

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit C
Operating Agreement

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between ARCHER EXPLORATION, INC., hereinafter designated and referred to as “Operator”, and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as “Non-Operator”, and collectively as “Non-Operators”.

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit “A”, and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extend and herein provided,

NOW, THEREFORE, it is signed as the following:

ARTICLE I
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A       The term “oil and gas” dull means oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
B       The terms “oil and gas lease”, “lease” and “leasehold” shall mean to oil and gas leases covering tracts of land tying within the Contract Area which are owned by the parties to this agreement.
C       The term “oil and gas interests” shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.
D       The term “Contract Area” shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for the oil and gas purposes under this agreement.  Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit “A”.
E       The term “drilling unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority.  If a drilling unit is not fixed by any such ruler or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.
F       The term “drillsite” shall mean the oil and gas lease or interest on which a proposed well is to be located.
G       The tons “Drilling party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions or this agreement’
H       The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural indicates the singular, and the neuter gender, includes the masculine and feminine.

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ARTICLE II
EXHIBITS

The following exhibits, as indicated below are attached hereto, are incorporated in and made a part hereof:

☒	A. Exhibit “A”, shall include the following information:

(1) Identification of lands subject to this agreement,
(2)Restrictions, if any, as to depths, formations, or substances,
(3)Percentages or fractional interests of parties to this agreement,
(4)Oil and gas leases and/or oil and gas interests subject to this agreement,
(5)Addresses of parties for notice purposes.

☐	B. Exhibit “B”, Form of Lease. C. Exhibit “C”, Accounting Procedure.
☒	D. Exhibit “D”, Insurance.
☐	E. Exhibit “E”, Gas Balancing Agreement.
☒	F. Exhibit “F”, Non-Discrimination and Certification of Non-Segregated Facilities.
☐	G. Exhibit “G”, Tax Partnership

If any provision or any exhibit, except Exhibits “E” and “G”, in consistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III
INTERESTS OF PARTIES

A. Oil and Gas Interest:

If any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit “B”, and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the leasee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests were set forth Exhibit “A”.  In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties so the extent of Overriding Royalties and Landowner Royalties which shall be borne as hereinafter set forth.

Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefore.  No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III B. shall be deemed and assigned or cross-assigned of interests covered hereby.

C. Excess Royalties, Overriding Royalties and Other Payments:

Unless changed by other provisions, if the interest of any party is any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in Article III B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

D. Subsequently Created Interests:

If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interests, hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit “A”, or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as “subsequently created interest” inspective of the timing of its creation and the party out of whose working interests the subsequently created interests is derived being hereinafter referred to as “bounded party”), and:

1.  If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interests and/or production attributable thereto, said other party, or parties shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interests; and,

2 If the burdened party fails to pay, when due, its shares of expenses chargeable hereunder, all provisions of Article VII B. shall be enforceable against the subsequently created interests in the same matter as they are enforceable against the working interests of the burdened party.

ARTICLE IV.
TITLES

A.           Title Examination:

Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be included, in the drilling unity around such well.  The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases.  At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unity, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge.  All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause title to be examined by attorneys on it staff or by outside attorneys.  Copies of all title opinions shall be furnished to each party hereto.  The cost incurred by Operator is this title program shall be borne as follows:

Opinion No. 1:  Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division under title opinions) shall be a party of the administrative overhead as provided in Exhibit “C”, and shall not be a direct charge, whether performed by Operator’s staff attorneys or by outside attorneys.

Opinion No. 2:  Costs incurred by Operatory in procuring abstracts and fee paid outside attorneys for the title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the Interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”.  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments required in connection with leases for oil and gas interests contributed by such party.  Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders.  This shall not prevent any party from appearing on its own behalf at any such hearing.

No well shall be drilled on the Counsel Area until after (I) the title to the drilling or drilling unit has been examined as above provided, and (2) the title has been approved by the examining attorney or tide has bean accepted by all of the parties who are to participate in the drilling of the well.

B. [intentionally left blank]

3.  Other Losses.  All losses incurred other then those set forth in Articles IV B.1 and IV B.2 above shall be join losses and shall be home by all parties in proportion to their interests.  There shall be no readjustment of interests in the renaming portion of the Contact Area.

ARTICLE V.
OPERATOR

A.           Designation and Responsibilities of Operator:

ARCHER EXPLORATION, INC. shall be the Operator of the Contact Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement.  It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses and sustained liabilities, except such as may result from gross negligence or willful misconduct.

B.	Resignation or Removal of Operator and Selection of Successor.

1.      Resignation or Removal of Operator.  Operator may resign at any time by giving written notice thereof to Non-Operators.  If Operator terminates its legal existence, no longer owns its interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any actions by Non-Operators, except the selection of a successor.  Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by this affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator.  Such resignation or removal shall not become effective until 7:00 o’clock a.m. on the first day of the calendar month following the expiration of ninety (90) days after the giving notice of resignation by Operator at an earlier date.  Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator.  A change of corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2.               Selection of Successor Operator:  Upon the resignations or removal of Operator, a successor Operator shall be selected by the parties.  The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected.  The successor Operator shall be selected by the affirmative vote of two (2) of more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed falls to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) ore more parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed.

C.	Employees:

The number of employees used by Operator in conducting operations hereunder, their selection and their hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D.	Drilling Contracts:

All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area.  If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefore shall not exceed the prevailing rates in the area and the rates of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contracts who are doing work of similar nature.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

ARTICLE VI
DRILLING AND DEVELOPMENT

A.           Initial Well:

On or before the 30th day of [*], Operator shall commence the drilling of a well for oil and gas at the following location:

[*]

 and shall thereafter continue the drilling of the well with due diligence to unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which event Operator shall be required to test only the formation or formations to which this agreement may apply.

lf, in Operator's judgment, the well will not produce oil or gas to paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.B.1 shall thereafter apply.

B.           Subsequent Operations:

1.           Proposed Operations:  Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A, or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation.  The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation.  If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shell be limped to twenty-four (24), inclusive of Saturday, Sunday, and legal holidays.  Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation.  Any notice or response given by telephone shall be promptly confirmed in writing.

If all parties elect to participate in such a proposed operation, Operator shall. within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the twenty-four (24) hour period when a drilling is on location, as the case may be, actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval at acceptance.  Notwithstanding the force majure provision of Article XI, if the actual operation has not been commenced within the time period provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be submitted to the other parties in accordance with the provisions hereof as if no prior proposal has been made..

2.           Operations by Less than All Parties.  If any party receiving such notice as provided in Article VI.B.1 or VII.D.1 (Option No. 3) elects not to participate in the proposed operation, than in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the twenty-four (24) hour period when drilling is on location, as the case may be) actually commence the proposed operation and complete it with due diligence, Operator stall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is en location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work.  Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of thus agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operations and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed.  Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party's interest as shown on Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties' interests and failure to advise the proposing party shall be deemed an election under (a).  In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of twenty-four hours (inclusive of Saturday, Sunday and legal holidays).  The proposing party at its election, may withdraw such proposal if there is sufficient participation and shall promptly notify all parties of such decision.

The entire cost and risk of conducting such operations shall borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph.  Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.  If such an operation results in a dry hole, the Consenting parties shall plug and abandon the well and restore the surface location at t heir sole cost, risk and expense.  If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties.  Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, is proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III.D payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

(a)           200% of each such Non-Consenting party’s share of the cost any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of the operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of each costs and equipment will be that interest which would have been charitable to such Non-Consenting Party had it participated in the well from the beginning of the operation; and

(b)           50% of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing after deducting any cash contributions received under Article VIII.C and 500% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consulting Parry if it had participated therein.

An election not to participate to the drifting of the deepening of a well shall be deemed as election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account.  Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall he added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consulting Party had it participated therein.  If such a re-working or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B shall be applicable as between said Consenting Parties in said well.

During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall he responsible for the payment of all production, severance, excise, gathering and other taxes and all royalty, and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.D.

In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducing the operation for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production, or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings.  Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with the itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month.  In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests.  Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned in a Non-Consenting Party had it participated therein shall be credited against the total unreturned cost of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interest of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well.  Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of its operation of said well with the terms of this agreement and the accounting procedure attached hereto,

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the contract area is producing unless such well conforms to the then existing well spacing pattern for such source of supply.

The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A., except: (a) as to Article VII.D.I. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after if has been drilled to the depth specified in Article VI.A,  if it shall thereafter prove to he a dry hole or, if initially completed for production, ceases to produce paying quantities.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A.           Liability of Parties:

The liability of the partner shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating a mining or other partnership or association, or to render the parties liable as partners.

B.           Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien upon its oil and gas rights to the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid.  Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

C.           Payments and Accounting:

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided is Exhibit “C". Operator shall keep an accurate record of the joint account hereunder showing expenses incurred and charges and credits made and waived and received.

Operator, at its election, shall have the right from tine to time to demand and receive from the other parties payment in advance of their respective shares of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 29th day of the next preceding month.  Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time the amount due shall bear interest as provided in Exhibit "C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.           Limitation of Expenditures:

1.           Drill or Deepen:  Without the consent of all parties, no well shall be drilled or deepened, pursuant to the provisions of Article VI.B.2 of this agreement.  Consent to the drilling or deepening shall include:

(Option No. 1:  All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.

(Option No. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached is authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have twenty four (24) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing the completion attempt.  Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities.  Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt.  If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase “reworking, deepening or plugging back” as contained in Article VIB.2. shall be deemed to include “completing”) shall apply to the operations thereafter conducted by less than all parties.

2.           Rework or Plug Back.  Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking of plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

3.           Other Operations. Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Twenty Five Thousand Dollars ($25,000.00) except in connection with a well, the drilling reworking, deepening, completing, in completing, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Twenty Five Thousand Dollars ($25,000) but less than the amount first set forth in this paragraph.

E           Rentals, Shut-In Well Payments cud Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the Operator and then billed to the Parties.  In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force; any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of producing gas well, it least five (5) days (excluding Saturday, Sunday arid legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so.  In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.           Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes , and it shall pay all such taxes assessed thereon before they become delinquent.  Prior to the rendition date, each Non-Operator shall furnish Operator information as to banking (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator.  If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in valorem taxes resulting, therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction.  If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties herein in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C”.

If Operator considers any tax assessment improper, Operator may at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination.  During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C”.

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production of handling of each party’s share of oil and/or gas produced under the terms of this Agreement.

C.           Insurance

At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the Operations are being conducted; provided, however. that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C”. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined on Exhibit "D” attached to and made a part hereof.  Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile public liability insurance is specified in said Exhibit "D”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for each insurance for Operator's automotive equipment

ARTICLE VIIL
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on a mutually accepted.  Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operations of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article.  The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any wells and equipment attributable to the assigned or leased acreage.  The value of all material shall be determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning.  If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

B.           Renewal or Extension of Leases:

If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Areal, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held of that time by the parties in the Contract Area.

If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease to which less than all parties elect to participate shall not be subject to this agreement.

Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

The provision of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein.  Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the of this agreement.

The provisions in this Article shall also be applicable to extensions of oil and gas leases.

C.           Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling as other operation.  If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling this well.  Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical in this Agreement.  Each party shall promptly notify all other parties of any acreage or each contribution it may obtain in support of any well or any other operation on the Contract Area.  The above provision shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VII.C.

D.           Maintenance of Uniform Interests:

For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and its wells, equipment and production unless such disposition covers either:

1.       the entire interest of the party in all leases and equipment and production; or

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

2       an equal undivided interest in all leases and equipment and production in the Contract Area.

Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have she right to receive, separately, payment of the sale proceeds thereof.

E.           Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provision of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to executed on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required, by Federal Regulation 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute each documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election.  No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax law of the state or states in which the Contract Area is located of any further income tax laws of the United States contain provisions similar to those in Subchapter 1, Subtitle “A”, of the internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.  In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not mead Twenty Five Thousand Dollars ($25,000.00) and if the payment is in complete settlement of such claims or suit.  If the amount required for settlement exceeds the above amounts, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises.  If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than the continuance of the force majeure.  The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable..

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes, how all such difficulties shall be handled within the discretion of the party concerned.

The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

ARTICLE XII.
NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid or sent by telex or telecopier.  Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by thy other party beyond the term of this agreement.

Option No. 1.  So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

Option No. 2  In the event the well described in Article VI.A, or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of 90 days from cessation of all production; provided, however,  if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A, or any subsequent well drilled hereunder, results in a dry hole, and so other well is producing, or capable of producing oil and gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within 90 days from the date of abandonment of said well.

It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination .

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A.           Laws, Regulations and Orders:

This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.           Governing Law:

This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall he governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the State of California shall govern.

C.           Regulatory Agendas:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts affecting or adjacent to the Contract Area.

With respect to operations hereunder, Non-Operators agree to release Operator from any and all leases, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator’s share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

Non-Operators authorize Operator to prepare and not submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980”, as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.
OTHER PROVISIONS

See provisions attached as pages 14A mad 14E.

ARTICLE XV

OTHER PROVISIONS

A. CONFLICTS:

In the event of a conflict between the provisions of this Article XV and any other provisions of this Operating Agreement, the provisions of this Article XV shall control and prevail.

B. CASING POINT ELECTION:

Consent to the drilling or deepening of any well in the Contract Area, including the initial well, shall not be deemed consent to the running and setting of a production string of easing therein or to the completion of said well as a producing well. After the drilling or deepening of such well to the depth or formation authorized and after appropriate testing, coring and logging have been made, Operator shall then give immediate notice to the Non-Operators participating in the drilling or deepening of such well, setting forth Operator's recommendations with respect to such attempted completion. Each such party shall within 24 hours after receipt of such notice notify Operator as to whether or not such party elects to set production casing and to participate in such completion attempt. Failure to so notify Operator shall be deemed an election not to participate. Any party electing not to participate in any operation is subject to the fotfeiture provisions of the Participation Agreement and such non-consenting party shall own no further interest in such well beyond the point at which it elects to non-consent, but shall relinquish all of such interest to the parties continuing participation in the subject well or operation. Should all parties hereto elect to so participate, Operator shall conduct such operations for the joint account of all parties. Should less than all parties elect to so participate, then such completion operations shall be conducted under the provisions of Article VI. B.2. hereof, as an operation by less than all parties.  Should no party elect to attempt such completion or should the completion attempt result in a dry hate, Operator shall plug and abandon the well at the joint cost of all parties who participated in the drilling or deepening of the well.

C. SEQUENCE OF ELECTIONS:

It is agreed that where a well, which has been authorized under the terms of this agreement by all parties, or by one or more but less than all parties under Paragraph VI. 13. 1 or 2., shall have been drilled to the objective depth or the objective formation, whichever is deepest, and the parties participating io the well cannot mutually agree upon the sequence and timing of further operations regarding said well, the following elections shall control in the order enumerated hereafter: (1) An election to do additional logging, coring or testing; (2) An election to attempt to complete the well at either the objective depth or objective formation; (3) An election to plug back and attempt to complete said well; (4) An election to deepen said well; (5) An election to sidetrack the well.

It is provided, however, that if at the time said participating parties arc considering any of the above elections, the hole is in such a condition that a reasonably prudent operator would not conduct the operations contemplated by the particular election involved for fear of placing the hole in jeopardy or losing the same prior to completing the well in the objective depth or objective formation, such election shall be eliminated from the priorities hereinabove set forth.

D. ELECTION OF APPROVING PARTY:

Notwithstanding any of the provisions of Articles VI and XV.13. and C. hereof, approval of a proposed operation shall not constitute the approving party as a Consenting ('arty (as defined in Article 1.G.) to the operation if less than all parties hereto qualified to participate in the operation approve the proposed operation until said approving party (a) has been notified in writing that less than all such parties have consented to the operation and (b) has notified Operator in writing within 24 hours of receipt of said notice that it agrees to be a Consenting Party to the operation as one participated in by less than all parties.  Failure to so timely notify Operator shall constitute an election by such party to be a non-consenting party to the operation

E. TAXES:

If the Operator is required hereunder to pay ad valorem taxes based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest

F. SPECIAL INDEMNITY PROVISIONS:

Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of any Federal, State, Local or other governmental agency to the extent Operator's interpretations or application of such rules, rulings, regulations or orders were made in good faith. Non-Operators further agree to reimburse Operator for their proportionate share of any amounts Operator may be required to refund, rebate or pay as a result of an incorrect interpretation or application of the above noted rules, rulings, regulations or orders, together with the Non-Operator's proportionate part of interest and penalties owing by Operator as a result of such incorrect interpretation or application of such rules, rulings, regulations or orders. Non-Operators shall, however, be entitled to recovery from Operator for any losses incurred through Operator's willful or negligent failure to make any required Federal, State, Local or other governmental filings.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

G. CRITICAL OPERATIONS:

The provisions of Article VI and this Article XV notwithstanding, Non-Operator may not elect to go non-consent on any “critical operation”. A critical operation is defined as the abandonment or re-abandonment of any well on the properly, the dry hole phase of the Initial Test Well on the Prospect, as well as any other operation, which in the opinion of the Operator is necessary for the prudent operation of the property, to comply with any law or governmental regulation, or to limit or prevent any damage to the property.

H. AFE OVERRUNS AND OPTION TO WITHDRAW:

Subject to the provisions set out herein, any party participating in any well or operation conducted under the provisions of this Operating Agreement, including the Operator, shall have the option of withdrawing from further participation in such well or operation at such time as the expenditures for the well or operation exceed the total amount of the Original Authority for Expenditure (AFE) and approved Supplemental AFE's by 50%. Any such party desiring to so withdraw (herein called "withdrawing party") shall incur no further Liabilities and owe no further obligations after the time such election to withdraw is made, as specified below, with respect to such well or operation. Such withdrawing party shall own no further interest in such well or production from the well beyond the point at which it withdraws, but shall relinquish all of such interest to Archer Exploration, Inc. In the event that Archer Exploration, Inc. withdraws, it shall relinquish all of such interest to the parties continuing participation in the subject well or operation. Nothing herein shall be construed to require a withdrawing party to relinquish its interest in any producing wells or unit previously earned.

At such time as Operator shall have had actual notice that expenditures incurred in any well or operation exceed the total amount of the Original and Supplemental approved AFE's by 50%, it shall give written notice of such fact to all parties participating in the well or operations. If Operator desires to withdraw from further participation, it shall so notify all participating parties in its notice of over-expenditures. Any other party desiring to withdraw from further participation in the well or operation shall so notify Operator in writing within five days after receipt of the original notice by Operator. Failure to give such timely written notice shall constitute an election to continue participation in such well or operation. Each withdrawing party shall be responsible for its accrued obligations and liabilities up to and until such time as Operator receives the required written notice of its election to withdraw. In the event any party withdraws from further participation in a well or operation as provided for herein, all risk, cost and expense incurred for such well or operation from such time as Operator (or the other participating parties, if Operator withdraws) receives written notice of this withdrawal shall be borne by Archer Exploration, Inc., with Archer Exploration, Inc. assuming the proportionate share of the withdrawing party's share of the cost, risk and expense. In the event that Archer Exploration, Inc. withdraws, it shall relinquish all of such interest to the parties continuing participation in the subject well or operation

It is understood and agreed that the election to withdraw afforded all participating parties herein shall be a one-time election as to any one well or operation but is a recurring right for each additional well or operation, Furthermore, no party may be relieved of its obligations and liabilities during the periods of time that (1) Operator does not have actual knowledge of the requisite excessive expenditure; or (2) it is necessary for Operator to carry out any contractual obligations made for the joint account of the parties; or (3) Operator is required to remove tools and equipment from the hole for which the joint account is responsible; or (4) it is necessary to plug and abandon the well; or (5) emergency conditions exist, such as, but not limited to, loss of control of well, blow-out, pollution problems and so forth.

I. AGREEMENT SUBJECT TO APPLICABLE LAWS - REPORTING:

This agreement and the respective rights and obligations of the parties hereunder shall he subject to all applicable Federal, State, Local or other governmental laws, rules, regulations and orders, and in the event this agreement or any provision hereof is or the operations contemplated hereby are, found to be inconsistent with or contrary to any such law, rule, regulation or order, the latter shall be deemed to control and this agreement shall he regarded as modified accordingly, and as so modified, to continue in full force and effect. Opciator shall prepare and furnish to a duly constituted authority having jurisdiction in the premises through its proper agency or department any and all reports, statements and information that may be requested when such reports are required to be filed by Operator.

Operator shall act as the representative of all parties hereto in all hearings and proceedings before administrative bodies concerning the Contract Area and, subject to approval by Non-Operators, all costs and expenses incurred by Operator directly or by retention of outside personnel in participation in such hearings or proceedings shall be proper charges against the joint account; provided, however, that nothing herein contained shall prohibit any of the parties other than Operator from participating in any such hearings or proceedings in his or its own behalf and at his or its own cost and expense.

The Operator shall at all times consult freely with the other parties concerning the operations being or to be conducted on the Contract Area and shall permit any party hereto to collaborate in any litigation or hearings before any administrative body, state or federal, affecting the Contract Area or the production therefrom.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

J. THIRD PARTY DISCLAIM-ER:

It is not the intention of the parties that this contract is made or intended for the benefit of any third person or party.

K. PROPOSED OPERATIONS:

Notwithstanding anything to the contrary contained in Article VI. B.1. and VI.D.2., the term “Proposed Operations” shall expressly include reworking and sidetracking as well as any other operations as may, from time to time, be accepted practices in the area and locality in which the operations arc to be pursued.

L. PROPOSALS WHILE A WELL IS PRODUCING IN COMMERCIAL QUANTITIES:

Notwithstanding anything contained in this agreement to the contrary, no party shall propose the reworking, deepening, plugging back or sidetracking of any well jointly owned by the parties that is then producing in commercial quantities, without obtaining prior written consent of all parties.

M. SINGLE PROPOSAL:

Notwithstanding anything to the contrary contained in this agreement, the parties shall not be required to consider or make an election whether to participate in any proposed additional operation to drill, sidetrack, rework, deepen or plug back any well while:

1.       Any drilling, reworking, deepening or plugging back operations arc in progress on any well covered by this agreement; or

2.       Any proposal to drill, rework, deepen or plug hack any well covered by this agreement is being considered;

provided, however, should any operation be proposed in order to comply with any express or implied covenant provided for in any tease or interest subject to this agreement, or if any lease will expire at the end of its primary term in the absence of such operation, the proposing party shall clearly include this information in its notice of the proposed operation. Should any party receiving such notice fail to reply within thirty (30) days after receipt thereof, either to elect to participate or to become a non-consenting party, such failure to reply shall constitute an election by such party not to participate in the proposed operation. Additionally, any party's waiver of or failure to assert or invoke the rights herein provided for in any circumstances shall in no way prejudice such party's right to assert the rights herein provided as to any future circumstance or occurrence.

N. PRESS RELEASES:

No party hereto shall directly or indirectly make or authorize press or public information releases announcing or concerning the Unit Area and operations hereunder, the execution of or continuation or termination of this agreement or the results of any operation conducted hereunder without approval of all parties hereto.

O. PRINTED vs. TYPEWRITTEN PROVISIONS:

In the event of a conflict between the printed portion of this agreement and the typewritten or handwritten portions of this agreement, the typewritten or handwritten portions shall prevail.

P. COUNTERPART EXECUTION:

If counterparts of this agreement are executed, such counterparts may be combined by Operator in and treated and given effect for all purposes as a single instrument. This agreement also may be ratified by separate instruments referring hereto, each of which shall have the effect of the original agreement and of adopting by reference all of the provisions herein contained.

Q. DESIGNATION OF OPERATOR AS AGENT:

To the extent permitted by law, the parties to this Operating Agreement hereby designate Operator to he their agent in connection with all filings of applications, reports, etc. required by each and every federal or state regulatory body, commission, or agency having regulatory jurisdiction over the oil and/or gas produced from the properties covered by this Operating Agreement, including but not limited to any Filings with F.E.R.C. or other federal, state or local governmental body which may be required under the terms of the Natural Gas Policy Act of 1978 ("NGPA") and other applicable federal or state statutes or local ordinances or the regulations which have been or may be issued by any such governmental body pursuant to such statutes or ordinances; provided however, that all other parties to this agreement shall indemnify and hold harmless Operator from any loss, risk, cost and expense resulting from Operator's making such things on their behalf, except in the event of Operator's gross negligence or willful misconduct, in which case Operator will solely hear any penalty or claim. In particular, each party agrees to bear and be responsible for its share of any refund obligation which may become due in the event any such governmental body should determine that prices received in the sale of oil or gas exceed the maximum price permitted by law. Operator shall make no filing with F.E.R.C. or any other federal, state or local governmental body that may be required under the terms of the NGPA or other applicable federal or state statutes or local ordinances or the regulations which may have been or may be issued by any such governmental body pursuant to such statutes or ordinances without obtaining the prior written agreement of all Non-Operators with respect to such filings.

R. ASSIGNMENT OF AN INTEREST:

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

Notwithstanding the provisions contained in Article VIII. D., no sale or assignment shall be binding upon Operator until Operator shall have been furnished with a certified copy of a recorded instrument evidencing same, and no sale or assignment shall be effective until all monies due and accounts payable accruing or arising out of the development and operation of the leases subject hereto, prior to the effective date of said assignment, shall have been paid in full by the party assigning its interest hereunder.

S. ADDITIONAL PARTIES

If the interest of any original party comes to be held by more then one individual or entity, all of the owners of such interest shall collectively act as one party for the purposes of this agreement, including without limitation the purposes hereinafter provided.  Such owners shall designate one of their number to act as their designee hereunder.

1.
All of the owners of such interest shall act in unison receiving, making and being bound by election, votes, options, consents, notices and responses under this agreement (“Elections”), and such Elections as made by the designee shall be binding upon all of such owners.  The designee of such owners shall receive all notices, information and copies and performance shall be tendered to such designee.  Operator shall not be obligated to notify or inform or provide copies of location plats, etc. to only the designee of such owners on behalf of all such owners.

2.	Operator shall not be required to make more than one billing for the entire interest of any original party. Operator shall issue billings to the designee on behalf of all of such owners.

3.	Proceeds of production attributable to the interest of such owners shall be disbursed to the designee on behalf of all such parties.

The previous owner of the interest shall be deemed to be the designee of such owners until 30 days after the following items are furnished to Operator:

1. Written notice of the assignment or other transfer and a certified copy or photocopy of the recorded assignment or other applicable instrument documenting the transfer;

2. The name of the designee and a written statement signed by the designee accepting the obligation to act hereunder and agreeing to be bound hereby, on behalf of the designee, his or its heirs, successors and assigns; and

3.	Written consent from all of the owners of the entire interest evidencing their agreement to have the designee, his or its heirs, successors and assigns act on their behalf as hereinabove provided.

Such owners may from time to time replace the designee by furnishing to Operator the items provided above.

T. PIPELINES and/or GATHERING LINES:

If any party to this agreement proposes the construction or acquisition and operation of a pipeline and/or gathering line to transport production from the Contract Area, then such party shall offer to the other party the opportunity to participate in the construction or acquisition, operation and ownership of the pipeline/gathering line, including the right of transporting production from the Contract Area. Should all parties participate therein, then, as between such parties, to the extent not prohibited by governmental rules, regulations and laws, there shall not be a transportation charge for gas owned by such a party and transported from the Contract Area through such pipeline/gathering line.

U. INDEPENDENT CONTRACTOR:

In its performance hereunder, Operator shall be an independent contractor, not subject to the control or direction of Non-Operators, except as to the type of operation to he undertaken in accordance with the election procedures contained in the agreement

ARTICLE XVI

MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and as their respective heirs, deviates, legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of 18th day of March, 2009.

Archer Exploration, Inc., who has prepared and circulated this form for execution, represents and warrants that the form was printed from and with the exception listed below, is identical to the AAPL Form 610-1982 Model Form Operating Agreement, as published in diskette form by Forms On-A-Disk, Inc.  No changes, alterations, or modifications, other than those in Articles IV, VI, VII, VIII, and XV, have been made to the form.

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

OPERATOR

ARCHER EXPLORATION, INC.

/s/ John W. Howe
John W. Howe, President

NON-OPERATORS

AMERICAN PETRO-HUNTER, INC.

/s/ John Lennon
John Lennon - President

EXHIBIT “A”

[*]

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

EXHIBIT “D”

Attached to and made a part of that certain Operating Agreement dated March 18, 2009 by and between Archer Exploration, Inc., and American Petro-Hunter, Inc.

__________________________________________________________________

1.	Worker's Compensation Insurance including Employers' Liability, in compliance with the State of California.

2.
Comprehensive General Liability Insurance, excluding products, within limits of One Million Dollars ($1,000,000.00) for injuries or death to one person; Two Million Dollars ($2,000,000.00) General Aggregate.

3.	Operator shall maintain Excess/Umbrella Liability Coverage in the amount of Four Million Dollars ($4,000,000.00).

4.
Operator shall require that each independent contractor and subcontractor carry and maintain insurance at its/his own expense in amounts deemed necessary to cover the risks inherent to the work or services being performed. Operator will furnish, or cause to be furnished, evidence of insurance coverage maintained by its contractors and subcontractors when required by Non-operators.

5.
Well Control-Seepage-Pollution Insurance with coverage in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence for drilling wells, Five Hundred Thousand Dollars ($500,000.00) for workover wells and Two Hundred Fifty Thousand ($250,000.00) for producing wells and such other insurance, self-insurance, or combination thereof as deemed necessary and agreed to hi writing by the parties to this agreement, to cover the risks inherent to the work being performed by Operator.

EXHIBIT “F”

Attached to and made a part of that certain Operating Agreement dated March 18, 2009 by and between Archer Exploration, Inc., and American Petro-Hunter, Inc.

NON-DISCRIMINATION, CERTIFICATE OF NON-SECREGATED
FACILTI1ES AND COMPLIANCE WITH LAWS

To the extent applicable, the parties to this Operating Agreement shall comply with and abide by all Federal, State, and Local laws, statutes, codes, regulations, executive orders, rules, ordinances, mandates, aid directives [collectively "Laws"] dealing with equal employment opportunity hiring and reporting requirements, affirmative action compliance programs, employment of the handicapped, the Americans With Disabilities Act, employment of and affirmative action programs for disabled veterans and veterans of the Vietnam era, utilization of minority business enterprises, minority business enterprises subcontracting programs, utilization of women-owned business concerns, women-owned business subcontracting programs, utilization of small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals, small business and small disadvantaged business subcontracting programs, utilization of labor surplus area concerns, labor surplus area subcontracting programs, non-segregated facilities certification requirements, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, non-discrimination under federal and state contracts, Age Discrimination in Employment Act of 1967, National Labor Relations Act, Immigration Reform arid Control Act of 1986, Pregnancy Discrimination Act of 1978, Federal Family Care and Medical Leave Act, Equal Pay Act, sexual harassment, worker's compensation discrimination, AIDS or HIV positive status discrimination, sex discrimination, race discrimination, sexual orientation discrimination, religious creed discrimination, marital status discrimination, medical condition discrimination, national origin discrimination, and all new and additional Laws dealing with the same or similar matters, all of which laws are incorporated herein by reference.

Each party hereto certifies that it does not and will not maintain any facilities it provides for its employees in a segregated manner or permit its employees to perform their services at any location under its control where segregated facilities are maintained, and such party will obtain a similar certification in the form approved by the Director, Office of the Federal Contract Compliance Programs, prior to the award of any non-exempt subcontract.